UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 3, 2009

Date of Report (Date of earliest event reported)
WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-51547	20-2783228

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
111 Eighth Avenue
New York, New York 10011

(Address of principal executive offices, including zip code)
(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Grant of Restricted Stock to Martin J. Wygod. On November 3, 2009, Mr. Wygod was granted 110,000 shares of restricted WebMD Common Stock, 25% of which is scheduled to vest on each of the first four anniversaries of the date of grant. The amount of shares granted, and the terms of the grant, were determined by the Compensation Committee of the Board of Directors of WebMD (the “Compensation Committee”), in its discretion. In making such grant, the Compensation Committee took into consideration that, under the terms of Mr. Wygod’s existing employment agreement, Mr. Wygod’s salary was reduced from $975,000 per year to $120,000 per year upon the completion of the merger of HLTH Corporation (“HLTH”) and WebMD (the “HLTH Merger”). Pursuant to the terms of WebMD’s Amended and Restated 2005 Long-Term Incentive Plan, the vesting of the restricted stock will be accelerated, in the event of termination of Mr. Wygod’s employment as a result of death or permanent disability, to the date of such termination. In addition, vesting would be accelerated, under the provisions of Mr. Wygod’s existing employment agreement, upon a termination without cause by the Registrant or by Mr. Wygod for good reason or upon a change in control. Pursuant to General Instruction B.3 of Form 8-K, the following is incorporated by reference in this Item 5.02 from the Joint Proxy Statement/Prospectus (the “Merger Proxy Statement/Prospectus”) filed by WebMD with the Commission pursuant to Rule 424(b)(3) on September 15, 2009 (Registration No. 333-160530):
•	the description of the employment agreement between HLTH and Mr. Wygod contained under the caption “WebMD Executive Compensation — Employment Agreements with the WebMD Named Executive Officers — Martin J. Wygod”; and
•	the information contained under the caption “Interests of Certain Persons in the Merger — Employment Arrangements — Martin J. Wygod.”
     Employment Arrangements with Kevin M. Cameron. Mr. Cameron, who has been on medical leave and formerly served as Chief Executive Officer of HLTH, is returning to active employment with WebMD on a part- time basis as Special Advisor to the Chairman. His salary will be $100,000 per year. Mr. Cameron became a member of the Board of Directors of WebMD upon completion of the merger of WebMD and HLTH and will continue to serve as a director of WebMD. As previously disclosed, upon the completion of the HLTH Merger, Mr. Cameron was entitled to resign for good reason under his employment agreement and receive certain severance benefits. WebMD and Mr. Cameron expect to enter into an agreement, in connection with Mr. Cameron’s resuming active employment, that would allow Mr. Cameron to receive the same benefits if he resigns at a later date as he would have been entitled to if he resigned now. In addition, the agreement will contain the employment terms described above and reflect the terms of the grant of restricted WebMD Common Stock described below. Pursuant to General Instruction B.3 of Form 8-K, the following is incorporated by reference in this Item 5.02 from the Merger Proxy Statement/Prospectus:
•	the description of the employment agreement between HLTH and Mr. Cameron contained under the caption “HLTH Executive Compensation — Employment Agreements with the HLTH Named Executive Officers — Kevin M. Cameron”; and
•	the information contained under the caption “Interests of Certain Persons in the Merger — Employment Arrangements — Kevin Cameron.”

     On November 3, 2009, Mr. Cameron was granted 110,000 shares of restricted WebMD Common Stock, 36,666 of which are scheduled to vest on the second anniversary of the date of grant and 36,667 of which are scheduled to vest on each of the next two anniversaries of the date of grant. The amount of shares granted, and the terms of the grant, were determined by the Compensation Committee, in its discretion. Pursuant to the terms of WebMD’s Amended and Restated 2005 Long-Term Incentive Plan, the vesting of the restricted stock will be accelerated, in the event of termination of Mr. Cameron’s employment as a result of death or permanent disability, to the date of such termination. Vesting of the restricted stock will also be accelerated, in the event of a change in control of WebMD, to the date of such change in control. In addition, if Mr. Cameron’s employment is terminated for any reason other than cause, the next vesting will be accelerated to the date of termination.
     Special Bonuses. As previously disclosed, on October 19, 2009, HLTH Corporation completed the sale of its Porex business. On November 3, 2009, the Compensation Committee approved the payment of special bonuses in recognition of the contributions of certain executive officers and other employees of WebMD to the completion of that sale. The bonuses approved for executive officers of the Registrant were as follows: Martin J. Wygod, Chairman of the Board of the Registrant — $900,000; and Anthony Vuolo, Chief Operating Officer and Chief Financial Officer of the Registrant — $100,000. The amounts of the special bonuses were determined by the Compensation Committee, in its discretion.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.
Dated: November 9, 2009	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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